Room 4561
      October 7, 2005


Charles S. Ream
Executive Vice President and Chief Financial Officer
Anteon International Corporation
3211 Jermantown Road
Fairfax, Virginia 22030-2801
(703) 246-0200

Re: 	Anteon International Corporation
      Form 10-K for the fiscal year ended December 31, 2004
      Filed March 10, 2005
      File No. 001-31258

Dear Mr. Ream:

	We have completed our review of your Form 10-K and related filings, and do not, at this time, have any further comments.



								Sincerely,


								Stephen Krikorian
								Accounting Branch Chief